Exhibit 99.2h

FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1.	Name and Address of Company

Ashton Mining of Canada Inc. (“Ashton”)
Unit 116 – 980 West 1st Street
North Vancouver, British Columbia V7P 3N4

ITEM 2.	Date of Material Change

September 19, 2006

ITEM 3.	News Release

A press release was issued by Ashton on September 19, 2006 at Vancouver, British Columbia and distributed through the facilities of CCN Matthews.

ITEM 4.	Summary of Material Change

Ashton confirms Stornoway Diamond Corporation’s (“Stornoway”) announcement that 68.2% of Ashton’s issued and outstanding common shares have been tendered to, and taken-up under, Stornoway’s bid.

ITEM 5.	Full Description of Material Change

Ashton confirmed Stornoway’s announcement that 68.2% of Ashton’s issued and outstanding common shares have been tendered to, and taken-up under, Stornoway’s bid. Accordingly, Stornoway will replace Rio Tinto as Ashton’s majority shareholder. Stornoway also announced it has extended the expiry of its unsolicited offer to October 2, 2006.

ITEM 6.	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

ITEM 7.	Omitted Information

No significant facts have been omitted from this report.

ITEM 8.	Executive Officer

Robert Boyd, President and CEO
Phone: (604) 983-7750

ITEM 9.	Date of Report

September 20, 2006